                                                                     EXHIBIT 2.2



                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION


--------------------------------------------
                                               :
IN RE:                                         :        CHAPTER 11
                                               :
PIONEER COMPANIES, INC.,                       :
PIONEER CORPORATION OF AMERICA,                :
IMPERIAL WEST CHEMICAL CO.,                    :
KEMWATER NORTH AMERICA CO.,                    :
PCI CHEMICALS CANADA, INC./PCI                 :        CASE NO. 01-38259-H3-11
CHIMIE CANADA INC.,                            :
PIONEER AMERICAS, INC.,                        :
PIONEER (EAST), INC.,                          :
PIONEER WATER TECHNOLOGIES, INC.,              :
PIONEER LICENSING, INC., AND                   :
KWT, INC.,                                     :
                                               :
                  DEBTORS.                     :        JOINTLY ADMINISTERED
                                               :

--------------------------------------------

                DEBTORS'MOTION PURSUANT TO SECTION 1127(a) OF THE
               BANKRUPTCY CODE AND BANKRUPTCY RULE 3019 FOR ORDER MODIFYING PROVISIONS OF THE DEBTORS' JOINT PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

A HEARING WILL BE CONDUCTED ON THIS MATTER ON NOVEMBER 7, 2001 AT 2:00 P.M. IN COURTROOM 401, 515 RUSK AVENUE, HOUSTON, TEXAS BEFORE THE HONORABLE LETITIA Z. CLARK. IF YOU OBJECT TO THE RELIEF REQUESTED, YOU MUST APPEAR AT THE HEARING; OTHERWISE, THE COURT MAY TREAT THE PLEADING AS UNOPPOSED AND GRANT THE RELIEF REQUESTED.

TO THE HONORABLE LETITIA Z. CLARK,
UNITED STATES BANKRUPTCY JUDGE:

         Pioneer Companies, Inc. and nine (9) of its direct and indirect wholly-owned subsidiaries (collectively, the "Debtors"), as debtors in possession, hereby file their Motion Pursuant to Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule

3019 for Order Modifying Provisions of the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Motion"), and respectfully represent as follows:

                                   BACKGROUND

         1. On July 31, 2001 (the "Commencement Date"), the Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code ("Bankruptcy Code"). Contemporaneously therewith, the Court ordered joint administration of these chapter 11 cases. The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

         2. On the Commencement Date, the United States Trustee formed a statutory committee of unsecured creditors ("Creditors' Committee").

         3. Pioneer Companies, Inc., together with its directly or indirectly wholly-owned subsidiaries, manufacture and market chlorine, caustic soda, hydrochloric acid and related products used in a variety of applications, including water treatment, metal smelting, oil production, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals, and medical disinfectants. The Debtors have nine production facilities, three terminal facilities, and a research and development laboratory. The Debtors' corporate headquarters are in Houston, Texas. For the fiscal year ended December 31, 2000, the Debtors' consolidated revenues (including certain Canadian affiliates) were approximately $342 million and for the six-month period ended June 30, 2001, revenues totaled approximately $176 million. As of the Commencement Date, the Debtors employed approximately 810 persons.

         4. The Debtors' chlor-alkali capacity represents approximately 6% of total North American capacity. The Debtors' primary production facilities are located in Becancour, Quebec, Canada; Tacoma, Washington; St. Gabriel, Louisiana; Henderson, Nevada; and Dalhousie, Newbrunswick, Canada. The chlorine and caustic soda produced at the Debtors' Tacoma and Henderson facilities provide a significant source of supply for the West Coast region of the United States, where the Debtors are the largest supplier of chlorine and bleach for water treatment purposes. The Tacoma, St. Gabriel and Dalhousie facilities are leading suppliers of premium, low-salt grade caustic soda in their respective regions.

         5. Concurrently with the commencement of these chapter 11 cases, PCI Chemicals Canada, Inc., a Canadian subsidiary of Pioneer Companies, Inc. obtained protection offered by the Companies' Creditors Arrangement Act in the Canadian courts in order to reorganize and restructure its business, debts and corporate tax structure in an orderly fashion and to propose a plan of arrangement to its respective creditors. Both this Court and the Court in Canada have approved a protocol for the simultaneous administration of these cases and the Canadian case.

         6. On the Commencement Date, the Debtors filed their Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code ("Plan") and accompanying Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code ("Disclosure Statement"). The Plan and Disclosure Statement are the culmination of negotiations with an ad hoc committee of certain holders of the Debtors' senior secured debt and with other parties. On September 21, 2001, the Court approved the Disclosure Statement, as amended. A hearing to consider confirmation of the Debtors' Amended

Joint Plan of Reorganization dated September 21, 2001 ("Amended Plan") is currently set for November 7, 2001.

                             THE PLAN MODIFICATIONS

         7. The Debtors request that this Court approve the modifications to the Plan described below.

         8. A debtor may modify a plan at any time before confirmation in accordance with section 1127(a) of the Bankruptcy Code, which provides as follows:

         The proponent of a plan may modify such plan at any time before confirmation, but may not modify such plan so that such plan as modified fails to meet the requirements of section 1122 and 1123 of this title. After the proponent of a plan files a modification of such plan with the court, the plan as modified becomes the plan.

11 U.S.C. Section 1127(a).

         9. Furthermore, pursuant to Bankruptcy Rule 3019, modifications to an accepted plan before confirmation may be made as follows:

         After a plan has been accepted and before its confirmation, the proponent may file a modification of the plan. If the court finds after hearing on notice to the trustee, any committee appointed under the Code and any other entity designated by the court that the proposed modification does not adversely change the treatment of the claim of any creditor or the interest of any equity security holder who has not accepted in writing the modification, it shall be deemed accepted by all creditors and equity security holders who have previously accepted the plan.

Fed. Rule Bankr. Proc. 3019.

         10. The proposed modifications as described in this Motion will not cause the Plan as modified to fail the requirements of sections 1122 and 1123 of the Bankruptcy Code. The proposed modifications do not adversely change the treatment of any claim or interest.

                             SPECIFIC MODIFICATIONS

         11. Sections 1.72, 1.75, 1.76, 1.77 and 1.116 of the Plan are hereby deleted and replaced with the following:

     1.72 New Indenture Trustees means, collectively, (i) the New Tranche A Indenture Trustee, (ii) the New Tranche B Notes Indenture Trustee and (iii) the New Tranche A Term Notes Agent.

     1.75 New Tranche A Term Notes means, as applicable, the New Tranche A Indenture Notes or, with respect to holders making such election pursuant to
Section 9.1(j) of the Plan, the New Tranche A Loan Notes.

     1.76 New Tranche A Term Loan Agreement means, collectively, the New Tranche A Indenture and the New Tranche A Credit Facility.

     1.77 New Tranche A Term Notes Agent means the administrative agent under the New Tranche A Credit Facility.

     1.116 Registration Rights Agreement means the registration rights agreement relating to the resale of the New Tranche B Notes, the New Tranche A Indenture Notes and the New Common Stock distributed pursuant to the Plan, to be entered into as of the Effective Date by the Reorganized Debtors for the benefit of certain holders of such notes and common stock. The Registration Rights Agreement shall be in substantially the form contained in the Plan Supplement.

         12. Section 1.138 of the Plan is hereby renumbered as Section 1.145.

         13. Article 1 of the Plan is hereby modified by adding the following new sections:

     1.138 New Tranche A Credit Facility means the term loan agreement pursuant to which the New Tranche A Loan Notes are issued.

     1.139 New Tranche A Indenture means the indenture pursuant to which the New Tranche A Indenture Notes are issued.

     1.140 New Tranche A Indenture Trustee means the indenture trustee under the New Tranche A Indenture.

     1.141 New Tranche A Indenture Notes means the notes in an aggregate principal amount of up to $50 million issued by PCA or its successor in interest pursuant to the New Tranche A Notes Indenture which bear interest at the LIBOR Rate plus 350 basis points and are due and payable on the date five years after the Effective Date if not sooner in accordance with their terms; provided, however, that in no event shall the sum of the aggregate principal amount of the New Tranche A Indenture Notes and the aggregate principal amount of the New Tranche A Loan Notes be greater than $50 million.

     1.142 New Tranche A Loan Notes means promissory notes in an aggregate principal amount of up to $50 million made by PCA or its successor in interest pursuant to the New Tranche A Credit Facility which bear interest at the LIBOR Rate plus 350 basis points and are due and payable on the date five years after the Effective Date if not sooner in accordance with their terms; provided, however, that in no event shall the sum of the aggregate principal amount of the New Tranche A Indenture Notes and the aggregate principal amount of the New Tranche A Loan Notes be greater than $50 million.

     1.143 City of Tacoma means the City of Tacoma Department of Public Utilities (doing business as Tacoma Public Utilities), which includes Tacoma Rail/Mountain Division.

     1.144 City of Tacoma Secured Claims means the Secured Claims held by the City of Tacoma.

         14. The Plan is hereby modified to add the following Section 4.6.1:

     4.6.1 CLASS 6.1 - CITY OF TACOMA SECURED CLAIMS

     (a) Impairment and Voting. Class 6.1 City of Tacoma Secured Claims are deemed Allowed, subject to the provisions of Section 4.6.1(b) of the Plan. Class
6.1 is unimpaired under the Plan. The holders of Class 6.1 City of Tacoma Secured Claims are conclusively presumed to have accepted the Plan, and are not entitled to vote to accept or reject the Plan.

     (b) Determination of City of Tacoma Secured Claims. Within 30 days after the Effective Date, the Debtors may seek, in accordance with the Bankruptcy Code and the Bankruptcy Rules, (i) a determination regarding the allowability of the City of Tacoma Secured Claims and/or (ii) a determination regarding the extent, validity, and priority of any Liens securing the City of Tacoma Secured Claims.

     (c) Distributions. On the later of the Effective Date or the date a City of Tacoma Secured Claim becomes an Allowed Secured Claim, each holder of an Allowed City of Tacoma Secured Claim shall be paid $469,000 per month until such time as the principal amount of the City of Tacoma's Allowed Secured Claim is paid in full (including any interest and/or reasonable attorneys' fees to which the Bankruptcy Court determines the City of Tacoma is entitled).

     (d) Retention of Liens. Each holder of an Allowed City of Tacoma Secured Claim shall retain the Liens (or any replacement Liens that may be contemplated under nonbankruptcy law) securing its Allowed City of Tacoma Secured Claim as of the Effective Date until such Allowed City of Tacoma Secured Claim is fully satisfied pursuant to the Plan. On full satisfaction of an Allowed City of Tacoma Secured Claim, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

     (e) Deficiency Claims. To the extent the Bankruptcy Court determines that the value of the Collateral securing a City of Tacoma Secured Claim is less than the amount of such Secured Claim, the undersecured portion of the City of Tacoma Secured Claim shall be treated as a Class 8 General Unsecured Claim.

         15. Section 8.3(a)(i) of the Plan is hereby deleted in its entirety and replaced by the following:

         (i) Reorganized PCI. The New Board of Directors of Reorganized PCI shall initially comprise five (5) members. Four (4) members of the New Board of Directors shall be appointed by the Ad Hoc Committee. The fifth member shall be Michael J. Ferris, the Chief Executive Officer of the Reorganized Debtors. The size and composition of the New Board of Directors may be adjusted to comply with NASDAQ listing requirements. Each of the members of the New Board of Directors shall serve until the first annual meeting of stockholders of Reorganized PCI or their earlier resignation or removal in accordance with the Amended PCI Certificate of Incorporation or Amended PCI Bylaws, as the same may be amended from time to time.

         16. The first sentence of Section 9.1(e) of the Plan is hereby deleted in its entirety and replaced by the following sentence:

         (e) Shelf Registration Statement. Prior to the Effective Date, the Reorganized Debtors shall file with the Securities and Exchange Commission, at their expense, a "shelf" registration statement or registration statements on the applicable registration forms (the "Shelf Registration Statements") under the Securities Act for the offering for resale on a continuous or delayed basis (the "Shelf Registration" or "Shelf Registrations") of the New Tranche B Notes (and the Guarantees thereof),the New Tranche A Indenture Notes (and the Guarantees thereof) and the New Common Stock held by persons who may be deemed to be "underwriters" (such New Tranche B Notes, New Tranche A Indenture Notes, Guarantees and New Common Stock are hereinafter referred to collectively as the "Registerable Securities").

         17. Section 9.1(j) of the Plan is hereby deleted in its entirety and replaced by the following:

         (j) New Tranche A Term Notes Election. The New Tranche A Term Notes shall be issued by PCA or its successor in interest to such persons as are entitled thereto pursuant to Section 7.1 of the Plan in the form of a New Tranche A Indenture

Note issued pursuant to the New Tranche A Indenture or a New Tranche A Loan Note issued pursuant to the New Tranche A Credit Facility (but not a combination thereof) in accordance with the following provisions of this Section 9.1(j). Prior to the Effective Date, the Reorganized Debtors will distribute to each holder of an Allowed PCA U.S. Secured Term and Note Claim and to each holder of an Allowed Canadian Secured Term and Note Claim a form (an "Election Form") whereby each such holder may (subject to the conditions set forth in the Election Form) elect, with respect to its Pro Rata Share of the New Tranche A Term Notes, to receive such Pro Rata Share in the form of a New Tranche A Loan
Note issued pursuant to the New Tranche A Credit Facility. Holders of Allowed PCA U.S. Secured Term and Note Claims and Allowed Canadian Secured Term and Note Claims that do not return the Election Form or that do not return a properly completed Election Form within the time and in the manner specified in such Election Form will be deemed to have irrevocably elected to receive their respective Pro Rata Shares of the New Tranche A Term Notes in the form of a New Tranche A Indenture Note issued pursuant to the New Tranche A Indenture. As a condition to the delivery of New Tranche A Loan Notes, each holder electing to receive a New Tranche A Loan Note will be required to (i) represent and warrant that such holder is not an "underwriter" as such term is defined in Section 1145(b)(1) of the Bankruptcy Code and (ii) agree to be bound by the terms with respect to and the agreements of "Lenders" contained in the New Tranche A Credit Facility as if such holder were a party thereto. The Reorganized Debtors will be entitled to determine, in good faith and subject to agreement with such determination by the Creditors' Committee, as to whether an Election Form has been properly completed and returned.

         18. Section 9.1(k) of the Plan is hereby deleted in its entirety and replaced by the following:

         (k) New Tranche B Notes. The New Tranche B Notes shall be in the aggregate principal amount of $150 million, shall be issued by PCICC or its successor in interest pursuant to the New Tranche B Notes Indenture, shall bear interest at ten percent (10.0%) per annum, shall be payable semi-annually and shall mature on the date seven (7) years after the Effective Date (the "New Tranche B Notes"). The New Tranche B Notes shall not be redeemable by PCICC or its successor in interest prior to the fourth (4th) anniversary of the Effective Date. The New Tranche B Notes shall be redeemable at a price equal to 105% of the principal amount thereof beginning on the fourth (4th) anniversary of the Effective Date and until the fifth (5th) anniversary of the Effective Date; at a price equal to 102.5% of the principal amount thereof beginning on the fifth
(5th) anniversary of the Effective Date and until the sixth (6th) anniversary of the Effective Date, and at 100% of the principal amount thereof at any time thereafter. Any such redemption shall include accrued and unpaid interest.

         19. Section 9.1(m) of the Plan is hereby deleted in its entirety and replaced by the following:

         (m) Guarantees. On the Effective Date, each of the Reorganized Debtors, other than the applicable issuer, will guarantee payment in full when due, whether at maturity, by acceleration, redemption, or otherwise, and all other obligations of the respective issuers under the New Tranche A Indenture Notes, the New Tranche A Loan Notes and the New Tranche B Notes (collectively, the "Guarantees").

         20. Section 10.3 of the Plan is hereby deleted in its entirety and replaced by the following:

     10.3 Waiver of Conditions to Confirmation and Effective Date. Each of the conditions to Confirmation and the Effective Date may be waived in whole or in part by the Debtors and the Creditors' Committee at any time, without notice or an Order of the Bankruptcy Court. The failure to satisfy or to waive any condition may be asserted by the Debtors or the Creditors' Committee regardless of the circumstances giving rise to failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors or the Creditors' Committee to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right that may be asserted at any time.

         21. Section 10.4(a) of the Plan is hereby modified to replace "U.S. Trustee" with "U.S. Trust."

                                     NOTICE

         22. Notice of this Motion has been given via facsimile or hand delivery to the Office of the United States Trustee, counsel for the Creditors' Committee, counsel for the Debtors' post-petition lender, and all parties who filed an objection to confirmation of the Plan, as well as via first class mail to all parties listed on the Debtors' Master Service List.

         WHEREFORE the Debtors respectfully request entry of an order-granting the relief requested herein and such other and further relief as is just.

Dated:            November 6, 2001
                  Houston, Texas

                                   Respectfully submitted,

                                   WEIL, GOTSHAL & MANGES LLP


                                   By:
                                            ----------------------------------
                                            Sylvia M. Baker
                                            (State Bar No. 00787028)
                                            Shayne H. Newell
                                            (State Bar No. 24002327)
                                            700 Louisiana, Suite 1600
                                            Houston, Texas  77002
                                            Telephone:        (713) 546-5000
                                            Facsimile:        (713) 224-9511
                                                     - and -
                                            Stephen A. Youngman
                                            (State Bar No. 22226600)
                                            100 Crescent Court, Suite 1300
                                            Dallas, Texas  75201-6950
                                            Telephone:        (214) 746-7700
                                            Facsimile:        (214) 746-7777

                                            ATTORNEYS FOR DEBTORS AND
                                            DEBTORS IN POSSESSION